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                              LILLICK & CHARLES LLP
                             Two Embarcadero Center
                      San Francisco, California 94111-3996
                                 (415) 984-8200






                                February 15, 1996



Board of Directors
First Commercial Bancorp, Inc.
865 Howe Avenue
Sacramento, California   95825

Ladies and Gentlemen:

        You have requested our opinion of the material federal income tax consequences which may be realized by the stockholders who purchase shares of Common Stock or who receive certain Dividend Exchange Shares. A Form S-1 Registration Statement ("Registration Statement") has been filed with the Securities and Exchange Commission with respect to the offering of the Common Stock and the Dividend Rights to receive Dividend Exchange Shares, and this opinion is proposed to be filed as an exhibit to the Registration Statement. Capitalized terms not identified herein have the meaning set forth in the Registration Statement.

                                    I. FACTS

        The facts are set forth in the Registration Statement. Generally, in the Offering, a stockholder will receive nontransferable Stockholder Rights to purchase shares of Common Stock for $.10 per share. The Stockholder Rights were created in connection with the Company's sale of Common Stock at $0.10 per share to First Banks pursuant to the Stock Purchase Agreement. Stockholders permitted to participate in the Stockholder Rights Offering are stockholders of record at October 6, 1995. At that time, the value of the Common Stock did not exceed $.10 per share. At present, the shares of Common Stock have a bid price of $.34 and an ask price of $.37 per share. The issuance of the Stockholder Rights is not one of a series of distributions having the result of stock by some stockholders and property or money by other shareholders.

        In addition, as part of the offering, each person who was a record holder of Common Stock on the Dividend Record Date will receive a Dividend Right exchangeable for Dividend Exchange Shares. Each Dividend Right entitles the holder to receive one share of Common Stock for each $0.10 dividend and accrued interest amount exchanged. The Dividend Exchange Shares are being offered in exchange for two dividends (the "Dividend Amount"), declared by the Board of Directors in 1992, which remain unpaid, together with interest thereon (the "Interest Amount"). If the holder does not exercise its Dividend Right by the Dividend Rights Expiration Date, the holder merely retains its right to receive a cash dividend in the future.
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Board of Directors
February 15, 1996
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        The Company does not currently have accumulated earnings and profits as determined for federal income tax purposes.

        In connection with the offering of the Common Stock and Dividend Exchange Shares, we have examined the Registration Statement and such other documents as we have deemed necessary to form the opinions expressed herein. If you have any information which would indicate that any of the facts set forth herein or in the Registration Statement are incorrect, incomplete or erroneous, please advise us, because an alteration of any of these may have the effect of changing all or a part of the opinions expressed herein.

                                   II. OPINION

        Based on the facts set forth herein and in the Registration Statement, we are of the opinion that the material federal income tax consequences to stockholders who purchase shares of Common Stock or receive Dividend Exchange Shares are as follows:

        A. Receipt of Stockholder Rights. The receipt of the Stockholder Rights by a stockholder will not be subject to federal income tax. Section 305(a).(1)

        B. Receipt of Common Stock upon exercise of Stockholder Rights. If the stockholders acquire Common Stock for $.10 per share upon exercise of the Stockholder Rights, and that price is below the then fair market value of the Shares, there would be a constructive distribution of Common Stock. However, such distribution will not be included in gross income. Section 305(a).

        C. Dividend Exchange Shares received for Dividend Amount. To the extent a stockholder receives Dividend Exchange Shares in exchange for the Dividend Amount, the stockholder will be treated as receiving a distribution of property to which Section 301 applies. The amount of the distribution will equal the fair market value on the date of distribution of the Dividend Exchange Shares allocable to the Dividend Amount. Section 301(b).

           i. The distribution will be treated as a dividend taxable as ordinary income to the extent of the stockholder's share of the Company's current or accumulated earnings and profits (computed for federal income tax purposes). Sections 301(c)(1), 316. The Company does not currently have accumulated earnings and profits. If the Company has earnings and profits for the current tax year in excess of all distributions for the year, the distribution will be a

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(1)  All references to Section herein are to sections of the Internal Revenue
     Code of 1986, as amended to the date of this letter.
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Board of Directors
February 15, 1996
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dividend. If the Company does not have earnings and profits for the current tax year, the distribution will not be a dividend. The determination of current earnings and profits is made as of the close of the taxable year of the distribution. Because we cannot project whether the Company will have earnings and profits for the current tax year, we cannot determine now whether the distribution will be taxed as a dividend.

           ii. To the extent the distribution exceeds the stockholder's allocable share of the Company's current or accumulated earnings and profits, the distribution will be treated as a reduction of the stockholder's adjusted basis of the Common Stock. Section 301(c)(2). Any portion of the distribution in excess of such stockholder's share of current or accumulated earnings and profits which exceeds the stockholder's adjusted basis of the Common Stock will be treated as capital gain, if the stockholder holds the Common Stock as a capital asset. Section 301(c)(3)(A).

        D. Dividend Exchange Shares received for Interest Amount. To the extent a stockholder receives Dividend Exchange Shares in exchange for the Interest Amount, the stockholder will have taxable interest income. Section 61.

                                 III. DISCUSSION

        A. Receipt of Stockholder Rights and Purchase of Common Stock. Generally, a distribution of stock or stock rights to shareholders (including a constructive distribution) is not subject to federal income tax. Section 305(a). Thus, if the distribution of Stockholder Rights qualifies under Section 305(a), the stockholder would not have income from receipt of the Stockholder Rights.

        Similarly, if the stockholders acquire Common Stock for $.10 per share, and that price is substantially below the then fair market value of the Shares, there would be a constructive distribution of Common Stock. See Rev. Rul. 68-43, 1968-1 C.B. 146; Treas. reg. section 1.301-1(j). If the constructive distribution of the Common Stock upon exercise of the Stock Right qualifies under Section 305(a), it would not be taxable.

        Notwithstanding Section 305(a), in certain cases under Section 305(b), a distribution of stock or rights is treated as a distribution of property (potentially subject to federal income tax). Under Section 305(b)(2), a distribution of stock (or rights) may be treated as a distribution of property if the distribution (or a series of distributions of which the distribution is one) results in (1) the receipt of property (including money) by some stockholders and (2) an increase in the proportionate interest of other stockholders in the assets or earnings and profits of the

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Board of Directors
February 15, 1996
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corporation.(2) In that case, the distribution would be treated as a distribution under Section 301. See III.C., below.

         Based on the facts described, Section 305(b)(2) does not apply. The determination whether there is a series of distributions for purposes of Section 305(b)(2) is a question of fact. See Treas. Reg. section 1.305-3(b). However, as noted above, the issuance of the Stockholder Rights is not one of a series of distributions having the result of receipt of stock by some stockholders and property or money by other shareholders. Although the recipients on the Common Stock may receive an increase in their proportionate interest in assets, there will be no distribution of cash (or property) to other stockholders (e.g. First Banks). This is because any future cash distribution is required to be prorata to all stockholders.

         Accordingly, receipt of the Stockholder Rights, and the constructive receipt of Common Stock upon exercise of Stockholder Rights, will be excluded from gross income under Section 305(a).

         B. Tax treatment of the receipt of Dividend Exchange Shares. As noted above, gross income does not include a distribution of stock made to stockholders with respect to their stock. Section 305(a). However, the stock distribution is treated as a distribution of property subject to Section 301 (potentially subject to federal income tax) if the distribution is, at the election of any shareholder, payable either in stock or property (including cash). Section 305(b)(1); Treas. Reg. Section 1.305-2(a). It is immaterial whether the election is exercised or exercisable after the declaration of the distribution, and whether the election is provided in the declaration of the dividend or arises from the circumstances of the distribution or otherwise. Id.

         A stockholder that receives Dividend Exchange Shares in exchange for the Dividend Amount will be treated as receiving a distribution of property to which Section 301 applies under Section 305(b)(1). Under the Dividend Rights, the stockholders have the right to receive either Dividend Exchange Shares or a potential cash dividend in the future.(3) The fact that the cash dividend is not immediately payable but only may be paid in the future will not affect the analysis.

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(2)      None of the other exceptions in Section 305(b) apply to the receipt of the Stock Rights or to the constructive stock distribution from exercise of the Stock Rights.

(3) Alternatively, the transaction would be treated as a distribution of property under Section 305(b)(2).
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Board of  Directors
February 15, 1996
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See Fisher v. Commissioner, 62 TC 73 (1974) (contingent right to cash dividend did not preclude application of predecessor of Section 305(b)(1)).(4)

         In contrast, Sections 305 and 301 do not apply to stock received by a stockholder in a capacity other than as a shareholder (e.g. as a creditor). See Treas. Reg. Sections 1.301-1(c). Accordingly, to the extent a stockholder receives Dividend Exchange Shares in exchange for the Interest Amount, the stockholder will have taxable interest income. Section 61.

         C. Tax treatment of the distribution of Dividend Exchange Shares for the Dividend Amount. Even though the receipt of the Dividend Exchange Shares in exchange for the Dividend Amount is a distribution of property under Section 301, the stockholders may not be subject to tax on receipt of those Shares.

         The amount of the distribution subject to Section 301 is the fair market value of the Dividend Exchange Shares allocable to the Dividend Amount on the date of distribution. Section 301(b). Section 301 characterizes this distribution into three categories. First, the distribution will be treated as a dividend taxable as ordinary income to the extent of the stockholder's share of the Company's current or accumulated earnings and profits. Sections 301(c)(1),
316. The determination of current earnings and profits is made as of the close of the taxable year of the distribution. Section 316(a)(2); Treas. reg. section 1.316-1(a)(1). Because the Company does not have accumulated earnings and profits, and we cannot project whether the Company will have earnings and profits for the current tax year, we cannot determine now whether the distribution will be taxed as a dividend. Second, to the extent the distribution exceeds the stockholder's allocable share of the Company's current or accumulated earnings and profits, the distribution will be treated reduction of the stockholder's adjusted basis of the Common Stock. Section 301(c)(2). Finally, any distribution in excess of such stockholder's share of current or accumulated earnings and profits which exceeds the stockholder's adjusted basis of the Common Stock will be treated as capital gain, if the Common Stock is held as a capital asset. Section 301(c)(3)(A).

         The opinions expressed herein are effective as of the date hereof, and are based upon and limited to the foregoing facts as set forth herein and in the Registration Statement. In addition, the opinions expressed herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, current positions of the IRS contained in published revenue rulings and revenue procedures, and existing judicial

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(4)      In contrast, if the stockholders have virtually no opportunity to receive cash in the future, then the distribution would not be subject to Section 305(b)(1). See Rev. Rul. 80-154, 1980-1 C.B. 68.
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Board of  Directors
February 15, 1996
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decisions, all of which are subject to change with or without retroactive effect. Although we believe that the opinions set forth herein are based on reasonable interpretations of existing laws, it is possible that the IRS may disagree with our views, and may successfully challenge them.

         We have expressed our opinions only as to matters expressly set forth herein, and no other opinions are being rendered as to any other matter. Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Federal Income Tax Consequences" as having opined on the material federal income tax consequences to investors in the Common Stock and recipients of the Dividend Exchange Shares. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations of the Securities and Exchange Commission promulgated thereunder.

         This opinion is furnished solely in connection with the Registration Statement and is not to be used for any other purpose without our prior written consent.

                                          Very truly yours,

                                          LILLICK & CHARLES LLP


                                          /s/ Benjamin Berk
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                                          Benjamin Berk